Exhibit (h)(19)

EXPENSE REIMBURSEMENT AGREEMENT

EXPENSE REIMBURSEMENT AGREEMENT, by and between Waddell & Reed Investment Management Company (“WRIMCO”), Waddell & Reed, Inc. (“W&R”), Waddell & Reed Services Company doing business as WI Services Company (“WISC”), and Waddell & Reed Advisors Funds (the “Trust”) on behalf of each series of the Trust set forth below (each a “Fund” and collectively, the “Funds”).

WHEREAS, Waddell & Reed Advisors Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Waddell & Reed Advisors Funds; and

WHEREAS, Waddell & Reed Advisors Funds, WRIMCO, W&R and WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which each Fund may normally be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1	Applicable Reimbursement Level and Term of Reimbursement. For the period from October 1, 2016 through January 31, 2018, WRIMCO, W&R and/or WISC agree to reimburse sufficient management fees, Rule 12b-1 fees and/or shareholder servicing fees to cap the total annual ordinary fund operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) for the Class of shares of each Fund set forth below at the level in the following table (the “Reimbursement Amount”):

Fund	Class A	Class B	Class C	Class Y
Waddell & Reed Advisors Global Bond Fund	1.15%	2.50%	2.03%	0.83%
Waddell & Reed Advisors Government Securities Fund	1.00%	2.13%	1.88%	0.72%
Waddell & Reed Advisors High Income Fund	n/a	2.21%	1.82%	n/a
Waddell & Reed Advisors Municipal Bond Fund	0.84%	1.78%	1.71%	0.70%
Waddell & Reed Advisors Municipal High Income Fund	n/a	1.81%	1.70%	0.71%

1.2	Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management fees, Rule 12b-1 fees and/or shareholder servicing fees payable under the Investment Management Agreement, Rule 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid directly by WRIMCO, W&R and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Fund’s applicable semi-annual or annual reporting period.

2.	Termination and Effectiveness of Agreement.

2.1	Termination. This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon the earlier of: (i) the termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or the Shareholder Servicing Agreement, or (ii) January 31, 2018. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act.

2.2	Effectiveness. This Agreement shall be effective October 1, 2016.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2	Interpretation. Nothing contained herein shall be deemed to require Waddell & Reed Advisors Funds or the Funds to take any action contrary to the Waddell & Reed Advisors Funds’ Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Waddell & Reed Advisors Funds of its responsibility for and control of the conduct of the affairs of Waddell & Reed Advisors Funds or the Funds.

3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart or otherwise derived from the terms and provisions of the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of September 30, 2016.

WADDELL & REED ADVISORS FUNDS

By:	/s/ Wendy J. Hills
Wendy J. Hills, Vice President

WADDELL & REED INVESTMENT MANAGEMENT COMPANY

By:	/s/ Philip J. Sanders
Philip J. Sanders, President

WADDELL & REED, INC.

By:	/s/ Thomas W. Butch
Thomas W. Butch, Chief Executive Officer

WADDELL & REED SERVICES COMPANY

By:	/s/ Brent K. Bloss
Brent K. Bloss, Senior Vice President